Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact Information: Sandy Pound Thermo Fisher Scientific	Investor Contact Information: Rafael Tejada Thermo Fisher Scientific
Phone: 781-622-1223	Phone: 781-622-1356
E-mail: sandy.pound@thermofisher.com	E-mail: rafael.tejada@thermofisher.com

Thermo Fisher Scientific Reports Third Quarter 2021 Results

WALTHAM, Mass. (October 27, 2021) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the third quarter ended October 2, 2021.

Third Quarter 2021 Highlights

•Third quarter revenue increased 9% to $9.33 billion.
•Third quarter GAAP diluted earnings per share (EPS) was $4.79.
•Third quarter adjusted EPS was $5.76.

•Another quarter of high-impact innovation with a number of product launches, including the Applied Biosystems QuantStudio Absolute Q Digital PCR System to enable advancements in oncology, cell and gene therapy and other research applications, the Thermo Scientific TSQ Plus Triple Quadrupole mass spectrometer (MS) portfolio to offer faster throughput and increased sensitivity across a range of applications including biopharma, food safety and environmental analysis, the Thermo Scientific Vanquish Neo UHPLC System and Thermo Scientific PepMap Neo Columns to provide increased sensitivity in low-flow liquid chromatography and designed for use in proteomics, precision medicine and translational research.

•The company continued to expand capacity and capabilities to better serve customers. Our Pharma Services business brought additional capacity online to support vaccine and therapy production. In South Korea, we opened a Bioprocess Design Center, to advance bioprocessing innovation and collaboration with biopharma customers, and as part of the previously announced strategic partnership with CSL Limited, we assumed operating responsibility of a new state-of-the-art biologics site in Lengnau, Switzerland. Additionally, in partnership with the U.S. Department of Defense, we are building a new manufacturing site in North Carolina to ensure reliable domestic production of pipette tips which are used for liquid handling in research and diagnostic laboratories.

•Building on our environmental social and governance initiatives and to further enable customers to achieve their own sustainability goals, the company committed to expand use of ACT Label for its entire cold temperature storage portfolio by the end of 2021. Additionally, the company extended its support of COVID-19 testing at historically black colleges and universities (HBCUs) to deliver accurate COVID-19 testing to all students and staff, helping to ensure campus safety and the ability to confidently deliver in-person learning.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“Our incredibly strong performance in the third quarter demonstrates our proven growth strategy powered by our PPI Business System,” said Marc N. Casper, chairman, president, and chief executive officer of Thermo Fisher Scientific. “We continue to deliver exceptional performance in revenue, earnings and free cash flow. And we are launching innovative new products and expanding our capabilities and capacity to enhance our customer value proposition.”

Casper added, “Our team executed at a very high level during the first nine months of the year, and we are on track to deliver another outstanding year and set the company up for an even brighter future.”

Third Quarter 2021

Revenue for the quarter grew 9% to $9.33 billion in 2021, versus $8.52 billion in 2020. Organic revenue growth was 7%; acquisitions increased revenue by 1% and currency translation increased revenue by 1%. Organic revenue growth from the base business was 10%. COVID-19 response revenue was $2.05 billion.

GAAP Earnings Results

GAAP diluted EPS in the third quarter of 2021 was $4.79, versus $4.84 in the same quarter last year. GAAP operating income for the third quarter of 2021 was $2.28 billion, compared with $2.43 billion in the year-ago quarter. GAAP operating margin was 24.4%, compared with 28.5% in the third quarter of 2020.

Non-GAAP Earnings Results

Adjusted EPS in the third quarter of 2021 increased 2% to $5.76, versus $5.63 in the third quarter of 2020. Adjusted operating income for the third quarter of 2021 was $2.78 billion, compared with $2.80 billion in the year-ago quarter. Adjusted operating margin was 29.8%, compared with 32.9% in the third quarter of 2020.

2021 Guidance Update

Thermo Fisher is raising its 2021 revenue and earnings guidance. The company is raising its revenue guidance by $1.2 billion to $37.1 billion; this would result in 15% revenue growth over 2020. The company is raising its adjusted EPS guidance by $1.30 to $23.37, which would represent 20% growth year over year.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

Life Sciences Solutions Segment revenue grew 9% to $3.72 billion in the third quarter of 2021, compared with revenue of $3.42 billion in the third quarter of 2020. Segment adjusted operating margin was 48.9%, versus 54.9% in the 2020 quarter.

Analytical Instruments Segment

Analytical Instruments Segment revenue grew 11% to $1.48 billion in the third quarter of 2021, compared with revenue of $1.34 billion in the third quarter of 2020. Segment adjusted operating margin was 17.8%, versus 12.8% in the 2020 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue was $1.36 billion in the third quarter of 2021, compared with revenue of $1.43 billion in the third quarter of 2020. Segment adjusted operating margin was 22.7%, versus 27.9% in the 2020 quarter.

Laboratory Products and Services Segment

Laboratory Products and Services Segment revenue grew 12% to $3.49 billion in the third quarter of 2021, compared with revenue of $3.11 billion in the third quarter of 2020. Segment adjusted operating margin was 11.0%, versus 11.4% in the 2020 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and the impact of significant tax audits or events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, excluding net capital expenditures to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of up to 20 years. Based on acquisitions closed through the end of the third quarter of 2021, adjusted EPS will exclude approximately $3.36 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, the impact of significant tax audits or events (such as changes in deferred taxes from enacted tax rate changes), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans and the early retirement of debt.

We also report free cash flow, which is operating cash flow, excluding net capital expenditures to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher Scientific’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher Scientific’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher Scientific’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher Scientific does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher Scientific’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, October 27, 2021, at 8:30 a.m. Eastern time. To listen, dial (833) 714-0931 within the U.S. or (778) 560-2662 outside the U.S. The conference ID is 6971977. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, November 12, 2021.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. is the world leader in serving science, with annual revenue of approximately $35 billion. Our Mission is to enable our customers to make the world healthier, cleaner and safer. Whether our customers are accelerating life sciences research, solving complex analytical challenges, improving patient diagnostics and therapies or increasing productivity in their laboratories, we are here to support them. Our global team of more than 90,000 colleagues delivers an unrivaled combination of innovative technologies, purchasing convenience and pharmaceutical services through our industry-leading brands, including Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific, Unity Lab Services and Patheon. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the duration and severity of the COVID-19 pandemic; the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including our pending acquisition of PPD, Inc., may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, which are on file with the SEC and available in the "Investors" section of our website under the heading "SEC Filings." While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Condensed Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	October 2,	% of	September 26,	% of
(In millions except per share amounts)	2021	Revenues	2020	Revenues

Revenues	$9,330		$8,521
Costs and Operating Expenses:
Cost of revenues (c)	4,533	48.6%	4,065	47.7%
Selling, general and administrative expenses (d)	1,727	18.5%	1,303	15.3%
Amortization of acquisition-related intangible assets	423	4.6%	414	4.9%
Research and development expenses	351	3.8%	296	3.5%
Restructuring and other costs (e)	18	0.2%	17	0.2%
	7,052	75.6%	6,095	71.5%
Operating Income	2,278	24.4%	2,426	28.5%
Interest Income	9		9
Interest Expense	(128)		(144)
Other Income (Expense) (f)	14		(39)
Income Before Income Taxes	2,173		2,252
Provision for Income Taxes (g)	(271)		(319)
Net Income	$1,902	20.4%	$1,933	22.7%

Earnings per Share:
Basic	$4.83		$4.88
Diluted	$4.79		$4.84
Weighted Average Shares:
Basic	394		396
Diluted	397		399

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$2,278	24.4%	$2,426	28.5%
Cost of Revenues Charges (c)	—	0.0%	1	0.0%
Selling, General and Administrative Charges (Credits) (d)	59	0.6%	(55)	-0.7%
Restructuring and Other Costs (e)	18	0.2%	17	0.2%
Amortization of Acquisition-related Intangible Assets	423	4.6%	414	4.9%
Adjusted Operating Income (b)	$2,778	29.8%	$2,803	32.9%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$1,902		$1,933
Cost of Revenues Charges (c)	—		1
Selling, General and Administrative Charges (Credits) (d)	59		(55)
Restructuring and Other Costs (e)	18		17
Amortization of Acquisition-related Intangible Assets	423		414
Other (Income) Expense (f)	(5)		40
Benefit from Income Taxes (g)	(108)		(100)
Adjusted Net Income (b)	$2,289		$2,250

Reconciliation of Adjusted Earnings per Share
GAAP Diluted EPS (a)	$4.79		$4.84
Cost of Revenues Charges, Net of Tax (c)	0.00		0.00
Selling, General and Administrative Charges (Credits), Net of Tax (d)	0.13		(0.11)
Restructuring and Other Costs, Net of Tax (e)	0.03		0.03
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.84		0.82
Other (Income) Expense, Net of Tax (f)	(0.01)		0.08
Benefit from Income Taxes (g)	(0.02)		(0.03)
Adjusted EPS (b)	$5.76		$5.63

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$2,650		$2,708
Purchases of Property, Plant and Equipment	(524)		(366)
Proceeds from Sale of Property, Plant and Equipment	4		1
Free Cash Flow	$2,130		$2,343

Segment Data	Three Months Ended
	October 2,	% of	September 26,	% of
(In millions)	2021	Revenues	2020	Revenues

Revenues
Life Sciences Solutions	$3,721	39.9%	$3,424	40.2%
Analytical Instruments	1,476	15.8%	1,336	15.7%
Specialty Diagnostics	1,362	14.6%	1,430	16.8%
Laboratory Products and Services	3,487	37.4%	3,112	36.5%
Eliminations	(716)	-7.7%	(781)	-9.2%
Consolidated Revenues	$9,330	100.0%	$8,521	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$1,821	48.9%	$1,879	54.9%
Analytical Instruments	264	17.8%	171	12.8%
Specialty Diagnostics	310	22.7%	398	27.9%
Laboratory Products and Services	383	11.0%	355	11.4%
Subtotal Reportable Segments	2,778	29.8%	2,803	32.9%

Cost of Revenues Charges (c)	—	0.0%	(1)	0.0%
Selling, General and Administrative (Charges) Credits (d)	(59)	-0.6%	55	0.7%
Restructuring and Other Costs (e)	(18)	-0.2%	(17)	-0.2%
Amortization of Acquisition-related Intangible Assets	(423)	-4.6%	(414)	-4.9%
GAAP Operating Income (a)	$2,278	24.4%	$2,426	28.5%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).
(c) Reported results in 2020 include accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d) Reported results in 2021 and 2020 include certain third-party expenses (credits), principally transaction/integration costs (including reimbursement thereof) related to recent/terminated acquisitions; charges (credits) for changes in estimates of contingent acquisition consideration; and costs associated with product liability litigation.
(e) Reported results in 2021 and 2020 include restructuring and other costs consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2021 also include $4 of credits for the settlement of environmental-related matters, offset in part by $3 of net charges for pre-acquisition related matters. Reported results in 2020 also include $10 of charges for impairment of acquired technology.
(f) Reported results in 2021 and 2020 include gains on investments and charges for the amortization of bridge loan commitment fees related to pending/terminated acquisitions. Reported results in 2020 also include $5 of net charges for the settlement/curtailment of pension plans.
(g) Reported provision for income taxes in 2021 and 2020 includes incremental tax benefit for the pre-tax reconciling items between GAAP and adjusted net income. Reported results in 2020 also include $11 of incremental tax benefit from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes.
Notes:
Consolidated depreciation expense is $205 and $161 in 2021 and 2020, respectively.

Base Business Organic Revenue Growth
Three Months Ended
October 2,
2021

Revenue Growth	9%
COVID-19 Response Revenue (a) (b)	-2%
Base Business Revenue Growth	11%
Acquisitions	0%
Currency Translation	1%
Base Business Organic Revenue Growth	10%

(a) COVID-19 response revenue includes effects of COVID-19 response revenues from acquired businesses and foreign currency translation.
(b) Adjustment to exclude the impact of COVID-19 response revenue.

Condensed Consolidated Statement of Income (unaudited) (a)(b)
	Nine Months Ended
	October 2,	% of	September 26,	% of
(In millions except per share amounts)	2021	Revenues	2020	Revenues

Revenues	$28,509		$21,668
Costs and Operating Expenses:
Cost of revenues (c)	13,675	48.0%	10,846	50.1%
Selling, general and administrative expenses (d)	4,884	17.1%	3,971	18.3%
Amortization of acquisition-related intangible assets	1,295	4.6%	1,256	5.8%
Research and development expenses	1,014	3.6%	805	3.7%
Restructuring and other costs (e)	151	0.5%	67	0.3%
	21,019	73.7%	16,945	78.2%
Operating Income	7,490	26.3%	4,723	21.8%
Interest Income	32		53
Interest Expense	(375)		(407)
Other Expense (f)	(174)		(36)
Income Before Income Taxes	6,973		4,333
Provision for Income Taxes (g)	(906)		(456)
Net Income	$6,067	21.3%	$3,877	17.9%

Earnings per Share:
Basic	$15.41		$9.79
Diluted	$15.29		$9.71
Weighted Average Shares:
Basic	394		396
Diluted	397		399

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$7,490	26.3%	$4,723	21.8%
Cost of Revenues Charges (c)	8	0.0%	5	0.0%
Selling, General and Administrative Charges (Credits) (d)	33	0.1%	(7)	0.0%
Restructuring and Other Costs (e)	151	0.5%	67	0.3%
Amortization of Acquisition-related Intangible Assets	1,295	4.6%	1,256	5.8%
Adjusted Operating Income (b)	$8,977	31.5%	$6,044	27.9%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$6,067		$3,877
Cost of Revenues Charges (c)	8		5
Selling, General and Administrative Charges (Credits) (d)	33		(7)
Restructuring and Other Costs (e)	151		67
Amortization of Acquisition-related Intangible Assets	1,295		1,256
Other Expense (f)	200		79
Benefit from Income Taxes (g)	(380)		(302)
Adjusted Net Income (b)	$7,374		$4,975

Reconciliation of Adjusted Earnings per Share
GAAP Diluted EPS (a)	$15.29		$9.71
Cost of Revenues Charges, Net of Tax (c)	0.02		0.01
Selling, General and Administrative Charges (Credits), Net of Tax (d)	0.04		(0.01)
Restructuring and Other Costs, Net of Tax (e)	0.29		0.13
Amortization of Acquisition-related Intangible Assets, Net of Tax	2.54		2.49
Other Expense, Net of Tax (f)	0.43		0.15
Benefit from Income Taxes (g)	(0.03)		(0.02)
Adjusted EPS (b)	$18.58		$12.46

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$6,855		$4,950
Purchases of Property, Plant and Equipment	(1,692)		(888)
Proceeds from Sale of Property, Plant and Equipment	9		7
Free Cash Flow	$5,172		$4,069

Segment Data	Nine Months Ended
	October 2,	% of	September 26,	% of
(In millions)	2021	Revenues	2020	Revenues

Revenues
Life Sciences Solutions	$11,481	40.3%	$7,800	36.0%
Analytical Instruments	4,344	15.2%	3,488	16.1%
Specialty Diagnostics	4,212	14.8%	3,376	15.6%
Laboratory Products and Services	10,667	37.4%	8,629	39.8%
Eliminations	(2,195)	-7.7%	(1,625)	-7.5%
Consolidated Revenues	$28,509	100.0%	$21,668	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$5,818	50.7%	$3,788	48.6%
Analytical Instruments	816	18.8%	477	13.7%
Specialty Diagnostics	983	23.3%	848	25.1%
Laboratory Products and Services	1,360	12.8%	931	10.8%
Subtotal Reportable Segments	8,977	31.5%	6,044	27.9%

Cost of Revenues Charges (c)	(8)	0.0%	(5)	0.0%
Selling, General and Administrative (Charges) Credits (d)	(33)	-0.1%	7	0.0%
Restructuring and Other Costs (e)	(151)	-0.5%	(67)	-0.3%
Amortization of Acquisition-related Intangible Assets	(1,295)	-4.6%	(1,256)	-5.8%
GAAP Operating Income (a)	$7,490	26.3%	$4,723	21.8%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).
(c) Reported results in 2021 include charges for the sale of inventories revalued at the date of acquisition. Reported results in 2020 include $2 of charges to conform the accounting policies of a recently acquired business with the company's accounting policies and $3 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d) Reported results in 2021 and 2020 include certain third-party expenses (credits), principally transaction/integration costs (including reimbursement thereof) related to recent/terminated acquisitions; credits for changes in estimates of contingent acquisition consideration; and charges associated with product liability litigation.
(e) Reported results in 2021 and 2020 include restructuring and other costs consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations, and charges for impairment of acquired technology. Reported results in 2021 include $13 of charges for compensation contractually due to employees of acquired businesses at the date of acquisition; $3 of net charges for pre-acquisition related matters; offset in part by $4 of credits for the settlement of environmental-related matters.
(f) Reported results in 2021 and 2020 include gains on investments and charges associated with entering hedging contracts and amortization of bridge loan commitment fees for pending/terminated acquisitions. Reported results in 2021 include $197 of losses on the early extinguishment of debt. Reported results in 2020 include $6 of net charges for the settlement/curtailment of pension plans.
(g) Reported provision for income taxes in 2021 and 2020 includes incremental tax benefit for the pre-tax reconciling items between GAAP and adjusted net income and $12 and $5 of incremental tax benefit, respectively, from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes. Reported results in 2020 also include $2 of incremental tax benefit from audit settlements.
Notes:
Consolidated depreciation expense is $614 and $467 in 2021 and 2020, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	October 2,	December 31,
(In millions)	2021	2020

Assets
Current Assets:
Cash and cash equivalents	$12,027	$10,325
Accounts receivable, net	5,557	5,741
Inventories	4,906	4,029
Other current assets	2,234	1,862
Total current assets	24,724	21,957
Property, Plant and Equipment, Net	7,049	5,912
Acquisition-related Intangible Assets, Net	11,927	12,685
Other Assets	2,991	2,457
Goodwill	26,909	26,041
Total Assets	$73,600	$69,052

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$19	$2,628
Other current liabilities	7,734	7,676
Total current liabilities	7,753	10,304
Other Long-term Liabilities	5,449	5,134
Long-term Obligations	21,688	19,107
Total Shareholders' Equity	38,710	34,507
Total Liabilities and Shareholders' Equity	$73,600	$69,052

Condensed Consolidated Statement of Cash Flows (unaudited)

	Nine Months Ended
	October 2,	September 26,
(In millions)	2021	2020

Operating Activities
Net income	$6,067	$3,877

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,909	1,723
Change in deferred income taxes	(455)	(496)
Other non-cash expenses, net	544	354
Changes in assets and liabilities, excluding the effects of acquisitions and disposition	(1,210)	(508)
Net cash provided by operating activities	6,855	4,950

Investing Activities
Acquisitions, net of cash acquired	(1,519)	(3)
Purchases of property, plant and equipment	(1,692)	(888)
Proceeds from sale of property, plant and equipment	9	7
Other investing activities, net	(38)	—
Net cash used in investing activities	(3,240)	(884)

Financing Activities
Net proceeds from issuance of debt	3,122	3,464
Repayment of debt	(2,807)	(712)
Net proceeds from issuance of commercial paper	—	383
Repayment of commercial paper	—	(387)
Purchases of company common stock	(2,000)	(1,500)
Dividends paid	(292)	(250)
Net proceeds from issuance of company common stock under employee stock plans	101	156
Other financing activities, net	(10)	(146)
Net cash (used in) provided by financing activities	(1,886)	1,008

Exchange Rate Effect on Cash	(17)	74
Increase in Cash, Cash Equivalents and Restricted Cash	1,712	5,148
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	10,336	2,422
Cash, Cash Equivalents and Restricted Cash at End of Period	$12,048	$7,570

Free Cash Flow (a)	$5,172	$4,069

(a) Free cash flow is net cash provided by operating activities less net purchases of property, plant and equipment.